UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana	001-15817	35-1539838
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Main Street Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 464-1294

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As discussed in the Compensation and Discussion Analysis of Old National Bancorp’s (the “Company”) Proxy Statement filed with the Securities and Exchange Commission on March 25, 2011, the Company’s Compensation and Management Development Committee (the “Committee”) determined to suspend the Company’s Short Term Incentive Plan (“STIP”) for 2011. In addition the Board and the Committee determined that any annual cash incentive for the Named Executive Officers for 2011 would be determined at the sole discretion of the Committee and the Board and would be paid based on the achievement of financial results of the Company that are in excess of the 2011 budget target.

Based on the Company’s performance through June 30, 2011, the Board adopted at its meeting on July 28, 2011 a cash incentive plan for 2011 (“2011 Incentive Plan”) for the Named Executive Officers and certain other associates of the Company. The amount of the cash incentive payment under the 2011 Incentive Plan is based on the Company’s net income for 2011. Under the 2011 Incentive Plan, the named executive officers will earn 25% of their target incentive payout under the Company’s Short Term Incentive Plan (“STIP”) in the event the Company achieves its budgeted net income goal for 2011. If the Company exceeds its budgeted net income goal for 2011, the named executive officers could earn up to 50% of their target incentive payout under the STIP.

As disclosed in the Company’s proxy statement, the target incentive payout for the Chief Executive Officer under the STIP is 75% of base salary. The target incentive payout for the Chief Financial Officer and Chief Banking Officer is 45% of base salary, and the target incentive payout for the other Named Executive Officers is 40% of base salary.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2011

OLD NATIONAL BANCORP

By:  /s/ Jeffrey L. Knight
Jeffrey L. Knight
Executive Vice President, Chief Legal Officer and
Corporate Secretary

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